Exhibit 99.1

Contact Information:

Investors:

Brainerd Communicators, Inc.

Corey Kinger

(212) 986-6667

kinger@braincomm.com

DENIS F. KELLY TO JOIN WEIGHT WATCHERS BOARD OF DIRECTORS

New York, NY, April 16, 2015 — Weight Watchers International, Inc. (NYSE: WTW) today announced that Denis F. Kelly will stand for election to the Board of Directors at the Company’s 2015 annual meeting of shareholders to be held on May 7, 2015. Mr. Kelly will also serve as chairman of the Audit Committee of the Company’s Board of Directors. Marsha Johnson Evans, who has served as a director of the Company since February 2002, has informed the Board of Directors that she will not stand for re-election at the 2015 annual meeting of shareholders.

“It has been a pleasure and an honor to serve on Weight Watchers Board of Directors for the past thirteen years. Weight Watchers is an excellent company with an admirable mission and an esteemed brand. I am confident the Company has a great future ahead,” said Ms. Evans.

“On behalf of the Board of Directors, I would like to thank Marsha for her many years of service to Weight Watchers. Her insights and contributions have been invaluable, and it has been a privilege to work with her,” commented Raymond Debbane, the Company’s Chairman of the Board. “With his strong financial acumen and extensive experience as a director, Denis is an ideal candidate to head our Audit Committee and we are delighted to have him join the Board of Directors. I look forward to his perspectives as we look to the next stage of the Company’s evolution by elevating the value of Weight Watchers’ offerings and enhancing the member experience.”

Mr. Kelly is currently a Managing Partner of Scura Paley Securities LLC, a private investment banking firm which he co-founded in 2001. He is a director of MSC Industrial Direct Co., Inc., where he serves as a member of the Audit Committee and the chairman of the Compensation Committee. Mr. Kelly also previously served as a director and committee chairman of Kenneth Cole Productions, Inc.

Prior to founding Scura Paley Securities, Mr. Kelly was a Managing Director of Prudential Securities Incorporated, and he previously served as the President and Chief

Executive Officer of Denbrook Capital Corporation, a merchant banking firm. Earlier in his career, he held a number of senior positions at Merrill Lynch and other investment banks. He holds a B.A. from Amherst College and an M.B.A. from the Wharton School of Business of the University of Pennsylvania.

“Weight Watchers has an unparalleled global brand built upon a proven and effective program and supported by the millions of members it has served in its 52-year history,” commented Mr. Kelly. “I look forward to the opportunities ahead and to helping the Company deliver on its strategic priorities.”

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading commercial provider of weight management services, operating globally through a network of Company-owned and franchise operations. Weight Watchers holds more than 36,000 meetings each week where members receive group support and learn about healthy eating patterns, behavior modification and physical activity. Weight Watchers provides innovative, digital weight management products through its websites, mobile sites and apps. Weight Watchers is the leading provider of Online subscription weight management products in the world. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at www.weightwatchersinternational.com).

# # #